EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D to which this Agreement is attached, and any amendments thereto which may be deemed necessary, is filed on behalf of each one of them pursuant to Rule 13d-1(k)(1)(iii).  It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.  It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  April 21, 2006.

/S/ ANDREW J. FILIPOWSKI
Andrew J. Filipowski

ANDREW J. FILIPOWSKI REVOCABLE TRUST

By	/S/ ANDREW J. FILIPOWSKI
Andrew J. Filipowski
Trustee

/S/ MATTHEW G. ROSZAK
Matthew G. Roszak